EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports Second Quarter 2015 Results
Houston, Texas - July 30, 2015 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $118.5 million, or $0.52 per share (basic and diluted), for the three months ended June 30, 2015, compared to a net loss attributable to common stockholders of $201.9 million, or $0.90 per share (basic and diluted), for the comparable 2014 period. For the six months ended June 30, 2015, Cheniere reported a net loss attributable to common stockholders of $386.2 million, or $1.71 per share (basic and diluted), compared to a net loss attributable to common stockholders of $299.7 million, or $1.34 per share (basic and diluted), during the corresponding period of 2014.

Significant items for the three and six months ended June 30, 2015 were a gain of $21.9 million and a loss of $209.2 million, respectively, compared to losses of $189.8 million and $236.6 million for the comparable 2014 periods, respectively. Significant items for the three and six months ended June 30, 2015 related to derivative gains (losses) associated with the cancellation of, and fees related to, interest rate derivatives and changes in long-term LIBOR during the period, losses on early extinguishment of debt related to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) primarily in connection with the refinancing of a portion of its credit facilities in March 2015, and development expenses primarily for the natural gas liquefaction and export facility being developed by us near Corpus Christi, Texas (the “CCL Project”).

Included in general and administrative expense were non-cash compensation expenses of $43.0 million and $58.1 million for the three and six months ended June 30, 2015, respectively, compared to $24.6 million and $59.2 million for the comparable 2014 periods, respectively.

Results are reported on a consolidated basis and include our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”), which is based on our 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Energy Partners LP Holdings, LLC which owns a 55.9% limited partner interest in Cheniere Partners.
Recent Significant Events

•
In May 2015, we made a positive final investment decision (“FID”) and issued a notice to proceed (“NTP”) with construction to Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the first two natural gas liquefaction trains (“Trains”) and the related new facilities (“Stage 1”) of the CCL Project.

•
In connection with the commencement of construction of Stage 1 of the CCL Project, Cheniere Corpus Christi Holdings, LLC entered into an $8.4 billion credit facility to be used for costs associated with the development, construction, operation and maintenance of Stage 1 of the CCL Project and a 23-mile, 48” natural gas supply pipeline that will interconnect the CCL Project with several interstate and intrastate natural gas pipelines (the “Corpus Christi Pipeline”).

•
Cheniere CCH Holdco II, LLC, our wholly owned subsidiary, issued $1.0 billion aggregate principal amount of 11% Senior Secured Notes due 2025, which will be used to pay a portion of the capital costs associated with Stage 1 of the CCL Project and the Corpus Christi Pipeline.

•	In June 2015, SPL made a positive FID and issued an NTP with construction to Bechtel for Train 5 of the Sabine Pass Liquefaction Project (defined below).

•
In connection with the commencement of construction of Train 5 of the Sabine Pass Liquefaction Project, SPL entered into four credit facilities totaling $4.6 billion, which replaced its existing credit facilities, to fund a portion of the costs of developing, constructing, and placing into operation Trains 1 through 5 of the Sabine Pass Liquefaction Project.

•
In June 2015, we announced the development of an additional two Trains at the CCL Project, bringing the total number of Trains under development at the CCL Project to up to five, each with expected nominal production capacity of approximately 4.5 million metric tonnes per annum (“mtpa”) of LNG. We have initiated the regulatory process by filing the National Environmental Policy Act (“NEPA”) pre-filing request with the U.S. Federal Energy Regulatory Commission (“FERC”), and requesting authorization from the U.S. Department of Energy (“DOE”) to export LNG to both free trade agreement (“FTA”) and non-FTA countries.

•
In June 2015, we announced an agreement in principle to partner with Parallax Enterprises, LLC for the development of two mid-scale natural gas liquefaction projects in Louisiana, each with expected nominal production capacity of approximately 5.2 mtpa of LNG.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners, we are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).
The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in August 2012, and as of June 30, 2015, the overall project completion percentage for Trains 1 and 2 was approximately 92.2%, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

▪
Construction on Trains 3 and 4 began in May 2013, and as of June 30, 2015, the overall project completion percentage for Trains 3 and 4 was approximately 69.2%, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

▪
The permitting process for Trains 5 and 6 has been completed. In April 2015, Cheniere Partners received FERC authorization to site, construct, and operate Trains 5 and 6. In June 2015, Cheniere Partners received authorization from the DOE to export LNG to non-FTA countries.

▪
Construction on Train 5 began on June 30, 2015, and Train 6 is under development. We expect Train 5 to commence operations as early as 2018. We expect to commence construction on Train 6 upon entering into acceptable commercial arrangements and obtaining adequate financing.

CCL Project
We are developing up to five Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, as part of the CCL Project.

The Trains are in various stages of development:

▪
Construction on Trains 1 and 2 began in May 2015. Train 3 is under development. We have entered into a Sale and Purchase Agreement (“SPA”) for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and will contemplate making an FID to commence construction upon entering into additional SPAs. To date, we have obtained sufficient financing commitments and all necessary regulatory permits required to support the development of three Trains.

▪
Trains 4 and 5 are under development. We have initiated the regulatory process by filing the NEPA pre-filing request with the FERC, and requesting authorization from the DOE to export LNG to both FTA and non-FTA countries.

Timelines for Liquefaction Projects

Target Date
	SPL		CCL
Milestone	Trains 1 - 4	Trains 5 & 6	Trains 1 - 3	Trains 4 & 5
DOE export authorization	Received	Received	Received	2017
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015	T1-T2: Completed T3: 2015
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
- PT Pertamina (Persero)			1.52 mtpa
- Endesa, S.A.			2.25 mtpa
- Iberdrola, S.A.			0.76 mtpa
- Gas Natural Fenosa LNG SL			1.50 mtpa
- Woodside Energy Trading Singapore			0.85 mtpa
- Électricité de France, S.A.			0.77 mtpa
- EDP Energias de Portugal S.A.			0.77 mtpa
EPC contracts	Completed	T5: Completed T6: 2015	Completed
Financing	Completed	T5: Completed T6: 2015	Completed
FERC authorization	Completed	Completed	Completed	2017
Issue Notice to Proceed	Completed	T5: Completed T6: 2015	T1-T2: Completed T3: 2015	2017
Commence operations	2015 - 2017	2018/2019	2018/2019	2021

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each of which is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. Construction has begun on Trains 1 through 5 of the Sabine Pass Liquefaction Project. Cheniere is also developing liquefaction facilities near Corpus Christi, Texas. The CCL Project is being designed for up to five Trains, with expected aggregate nominal production capacity of approximately 22.5 mtpa of LNG, four LNG storage tanks with capacity of approximately 13.5 Bcfe and two LNG carrier docks. Construction has begun on the first two Trains of the CCL Project. Cheniere has agreed in principle to partner with Parallax Enterprises, LLC for the development of up to 11 mtpa of LNG production capacity through Parallax's two mid-scale natural gas liquefaction projects, Live Oak LNG and Louisiana LNG.
For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.
 (Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
LNG terminal revenues	$67,905	$66,841	$135,486	$133,260
Marketing and trading revenues (losses)	(706)	324	(44)	981
Other	826	480	952	954
Total revenues	68,025	67,645	136,394	135,195

Operating costs and expenses
General and administrative expense	107,856	67,720	165,873	141,528
Operating and maintenance expense	18,877	29,409	56,030	43,096
Depreciation expense	20,154	17,298	37,923	32,773
Development expense	16,609	15,263	32,705	27,375
Other	109	90	441	170
Total operating costs and expenses	163,605	129,780	292,972	244,942

Loss from operations	(95,580)	(62,135)	(156,578)	(109,747)

Other income (expense)
Interest expense, net	(85,486)	(43,789)	(145,098)	(84,059)
Loss on early extinguishment of debt	(7,281)	(114,335)	(96,273)	(114,335)
Derivative gain (loss), net	45,755	(60,178)	(80,181)	(94,859)
Other income (expense)	283	(189)	655	121
Total other expense	(46,729)	(218,491)	(320,897)	(293,132)

Loss before income taxes and non-controlling interest	(142,309)	(280,626)	(477,475)	(402,879)
Income tax benefit (provision)	507	(84)	(171)	(176)
Net loss	(141,802)	(280,710)	(477,646)	(403,055)
Less: net loss attributable to non-controlling interest	(23,307)	(78,782)	(91,442)	(103,317)
Net loss attributable to common stockholders	$(118,495)	$(201,928)	$(386,204)	$(299,738)

Net loss per share attributable to common stockholders—basic and diluted	$(0.52)	$(0.90)	$(1.71)	$(1.34)

Weighted average number of common shares outstanding—basic and diluted	226,481	223,602	226,405	223,406

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	June 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,470,207	$1,747,583
Restricted cash	684,073	481,737
Accounts and interest receivable	6,746	4,419
LNG inventory	13,954	4,294
Other current assets	88,382	20,844
Total current assets	2,263,362	2,258,877

Non-current restricted cash	739,145	550,811
Property, plant and equipment, net	13,799,113	9,246,753
Debt issuance costs, net	637,301	242,323
Non-current derivative assets	21,363	11,744
Goodwill	76,819	76,819
Other non-current assets	222,399	186,356
Total assets	$17,759,502	$12,573,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,799	$13,426
Accrued liabilities	565,832	169,129
Deferred revenue	26,671	26,655
Derivative liabilities	23,937	23,247
Other current liabilities	600	18
Total current liabilities	640,839	232,475

Long-term debt, net	14,854,794	9,806,084
Non-current deferred revenue	11,500	13,500
Other non-current liabilities	37,013	20,107

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at June 30, 2015 and December 31, 2014
Issued and outstanding: 236.6 million shares and 236.7 million shares at June 30, 2015 and December 31, 2014, respectively	711	712
Treasury stock: 10.7 million shares and 10.6 million shares at June 30, 2015 and December 31, 2014, respectively, at cost	(298,926)	(292,752)
Additional paid-in-capital	3,014,483	2,776,702
Accumulated deficit	(3,035,043)	(2,648,839)
Total stockholders’ deficit	(318,775)	(164,177)
Non-controlling interest	2,534,131	2,665,694
Total equity	2,215,356	2,501,517
Total liabilities and equity	$17,759,502	$12,573,683

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Securities and Exchange Commission.

As of June 30, 2015, we had cash and cash equivalents of $1,470.2 million available to Cheniere. In addition, we had current and non-current restricted cash and cash equivalents of $1,423.2 million (which included current and non-current restricted cash and cash equivalents available to Cheniere Partners, SPL, Sabine Pass LNG, L.P., and Cheniere Corpus Christi Holdings, LLC.) designated for the following purposes: $996.5 million for the Sabine Pass Liquefaction Project, $19.0 million for Cheniere Creole Trail Pipeline, L.P., $91.1 million for interest payments related to the Sabine Pass LNG, L.P. senior secured notes, $92.0 million for the CCL Project, and $224.6 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663